Exhibit 23.2


                          Independent Auditors' Consent


We consent to the incorporation by reference in this Registration Statement of Wild Oats Markets, Inc. on Form S-8 of our report dated September 6, 1995 (October 15, 1996 as to the third paragraph of Note 1), relating to the consolidated balance sheet of Alfalfa's, Inc. and subsidiaries as of June 25, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended June 25, 1995 and June 26, 1994, appearing in Registration Statement No. 333-11261 of Wild Oats Markets, Inc. on Form S-1.


Deloitte & Touche LLP
Denver, Colorado
October 27, 1998